Exhibit 2.2

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

POGOTEC, INC.

a Delaware corporation

POGOTEC, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

ONE: That the undersigned is the duly elected and acting President and Chief Executive Officer of said corporation.

TWO: That Article IV of the Company's Amended and Restated Certificate of Incorporation shall be amended and restated to read in full as follows:

Article IV.

The corporation shall have authority to issue 15,000,000 shares of Common Stock, $0.0001 par value per share, and 5,000,000 shares of Preferred Stock, $0.0001 par value per share, (i) 1,200,000 of which shall be designated “Series A Preferred Stock”, (ii) 1,300,000 of which shall be designated “Series A-1 Preferred Stock”, and (iii) 1,350,000 of which shall be designated “Series B Preferred Stock”). The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

THREE: The foregoing amendments were duly adopted in accordance with Sections 141, 228, and 242 the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, POGOTEC, INC. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 3rd day of April, 2017.

/s/ Ronald D. Blum
Ronald D. Blum,
President & Chief Executive Officer